Representation of Counsel Pursuant to Rule 485(b)

I, Sandra M. DaDalt, in my capacity as counsel to Sun Life Assurance Company of Canada (U.S.) Variable Account I (the "Account"), have reviewed this Post-Effective Amendment to the Registration Statement which is being filed pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933.  Based upon my review of this Post-Effective Amendment and such other material relating to the operation of the Account as I deemed relevant, I hereby certify as of the date of this filing of the Post-Effective Amendment, that the Post-Effective Amendment does not contain disclosure which would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

I hereby consent to the filing of this representation as a part of this Post-Effective Amendment to the Registration Statement of the Account.

/s/ Sandra M. DaDalt
Sandra M. DaDalt, Esq.